American Dairy Completes Second Round of Financing
Company Raises $20.0 Million

BEIJING, June 28, 2007 (PR Newswire) -- American Dairy, Inc. (NYSE Arca: ADY)  (the "Company"), one of the leading producers and distributors of milk powder and soybean products in China, today announced that it has closed the second round of the sale of the Company’s 1.0% Guaranteed Senior Secured Convertible Notes due 2012 (the “Notes”) to certain of its existing institutional and accredited investors. The Company completed the first round of financing on June 1, 2007 when it sold $60.0 million of the Notes to Citadel Equity Fund Ltd. On June 27, 2007, the Company completed the second closing under the purchase agreement pursuant to which the Notes were issued, resulting in gross proceeds to the Company of US$20.0 million (the “Second Closing”).

The Notes will be convertible into shares of common stock of the Company ("Common Shares") at the option of the holders of the Notes at an initial conversion price of $24.00, subject to adjustment (but no lower than $12.00 in case of adjustment based on market price of the Common Shares).

The Notes bear interest at the rate of 1.0% per annum, payable semi-annually, subject to adjustment (the "Interest Rate"). The Interest Rate may increase by 5.0% if certain conditions set forth in the Indenture are not met (the "Interest Rate Adjustments").

Today’s announcement brings the Company’s recent financing efforts to $80.0 million.

Please refer to the Company’s 8-K for further details regarding the terms and conditions of the Offering.

About American Dairy, Inc.:
American Dairy, Inc. conducts operations in the People's Republic of China ("China") through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is one of the leading producers and distributors of milk powder and soybean products in China. Feihe Dairy is located in Kedong County, China, and has been in operation since 2001. American Dairy also has a milk powder processing plant, Baiquan Feihe Dairy in Kedong County, and also has a milk powder processing plant in the city of Qiqihaer, Heilongjiang Province. http://www.feihe.com/

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT
Ashley Ammon MacFarlane of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)
http://www.americandairyinc.com